Exhibit 4.1

AMENDMENT NO. 2 TO RENEWAL RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RENEWAL RIGHTS AGREEMENT (this “Amendment No. 2”) is dated as of December 6, 2024 and amends that certain Renewal Rights Agreement, dated as of December 11, 2007 (the “Rights Agreement”), as previously amended by that certain Amendment No. 1 to Renewal Rights Agreement, dated as of January 5, 2018 (the “Amendment No. 1”), by and between Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement, as previously amended by the Amendment No. 1.

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, pursuant to which, among other things, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding as of the Close of Business on the Record Date;

WHEREAS, the Company and the Rights Agent previously entered into the Amendment No. 1, pursuant to which, among other things, the Board of Directors of the Company amended the Rights Agreement to extend the Final Expiration Date of the Rights to January 13, 2028;

WHEREAS, Section 26 of the Rights Agreement provides, in part, that the Company and the Rights Agent may, from time to time, supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of shares of Common Stock of the Company;

WHEREAS, the Company has provided the Rights Agent with an officer’s certificate in compliance with the terms of Section 26 of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined in its good faith business judgment that the amendment to the Rights Agreement set forth herein is desirable and in the best interests of the Company and its shareholders, and, in accordance with Section 26 of the Rights Agreement, has duly authorized this Amendment No. 2 to accelerate the Final Expiration Date of the Rights to 5:00 P.M., New York City time, on December 7, 2024.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Rights Agreement. The definition of “Final Expiration Date” in Section 1 of the Rights Agreement, as previously amended by the Amendment No. 1, is hereby amended and restated to read in its entirety as follows:

““Final Expiration Date” shall mean 5:00 P.M., New York City time, on December 7, 2024.”

2. Amendment of Exhibits. The exhibits of the Rights Agreement, as previously amended by the Amendment No. 1, shall be deemed amended in a manner consistent with this Amendment No. 2.

3. Entire Agreement. This Amendment No. 2 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. The term “Agreement” as used in the Rights Agreement, as previously amended by the Amendment No. 1, shall be deemed to refer to the Rights Agreement as amended by the Amendment No. 1 and this Amendment No. 2. Except as specifically modified by this Amendment No. 2, the Rights Agreement and the Amendment No. 1 shall continue in full force and effect.

4. Successors. All of the covenants and provisions of this Amendment No. 2 by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5. Severability. If any term or other provision of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment No. 2 shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Amendment No. 2 is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment No. 2 so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment No. 2 are consummated as originally contemplated to the greatest extent possible.

6. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

7. Execution in Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 2 executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Renewal Rights Agreement to be duly executed, all as of the day and year first above written.

ENTERPRISE BANCORP, INC.

By:	/s/ Joseph R. Lussier
Name:	Joseph R. Lussier
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Attest:

By:	/s/ Jamie Gabriel
Jamie Gabriel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Katherine Anderson
Name:	Katherine Anderson
Title:	Vice President, Relationship Management

Attest:

By:	/s/ Douglas Ives
Douglas Ives

[Signature Page to Amendment No. 2 to Renewal Rights Agreement]